Exhibit 3.3

AMENDMENT OF CERTIFICATE OF DESIGNATION,
PREFERENCES AND RIGHTS OF
SERIES A JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK
OF
POST HOLDINGS, INC.

SECRETARY OF STATE
STATE OF MISSOURI
P.O. BOX 778
JEFFERSON CITY, MO 65102

Pursuant to the provisions of The General and Business Corporation Law of Missouri, the undersigned Corporation certifies the following:

1.	The present name of the corporation is Post Holdings, Inc. The name under which the corporation was originally organized was Post Holdings, Inc.

2.
The corporation filed a Certificate of Designation, Preferences and Rights of Series A Junior Participating Cumulative Preferred Stock with the Secretary of State on February 3, 2012 (the “Certificate of Designation”).

3.
Pursuant to Section C of Article III of the Amended and Restated Articles of Incorporation, an amendment to the Certificate of Designation, effectively terminating the Certificate of Designation, was adopted by the corporation's Board of Directors on January 16, 2013.

4.	The Certificate of Designation is hereby terminated effective as of the date of filing this Amendment with the Secretary of State.

In Affirmation thereof, the facts stated above are true and correct:
(The undersigned understands that false statements made in this filing are subject to the penalties provided under Section 575.040, RSMo)

/s/ Robert V. Vitale	Robert V. Vitale	Chief Financial Officer	January 18, 2013
Authorized Signature	Printed Name	Title	Date